Exhibit 10.3

FORM OF KNIFE RIVER CORPORATION

DIRECTOR COMPENSATION POLICY

This Director Compensation Policy (the “Policy”) was adopted by the Board of Directors (the “Board”) of Knife River Corporation formerly known as Knife River Holding Company (the “Company”) in connection with the distribution of 80.1% or more of the outstanding shares of the Company’s common stock to the stockholders of MDU Resources Group, Inc. in 2023, pursuant to the Separation and Distribution Agreement between the Company and MDU Resources Group, Inc. entered into in connection with such distribution (the “Spin-Off”) and is effective as of the date on which the Spin-Off occurs (the “Effective Date”).

Each member of the Board who is not an employee of the Company or any of its subsidiaries (a “Director”) shall receive compensation made up of annual cash retainers and shares of the Company’s common stock (“Common Stock”), as set forth in this policy.

Director Compensation

Annual Cash Retainers
Base Retainer	$110,000
Additional Retainers:
Non-Executive Chair of the Board	$125,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Environmental and Sustainability Committee	$15,000
Chair of Nominating and Governance Committee	$15,000

Such cash retainers shall be paid in monthly installments.

The Knife River Corporation Deferred Compensation Plan for Directors (the “Plan”) permits a Director to defer all or any portion of the annual cash retainers. The amount deferred is recorded in each participant’s deferred compensation account and credited with income in the manner prescribed in the Plan.

Common Stock

Each person, other than the Non-Executive Chair of the Board, who is a Director of the Company at any time during the calendar year shall receive a $150,000 stock payment, and any person who is the Non-Executive Chair of the Board shall receive a $175,000 stock payment, on or about the Wednesday following the Board of Directors’ regularly-scheduled November meeting. The stock payment shall be made under the Company’s Long-Term Performance-Based Incentive Plan (the “LTIP”). The stock payment shall be made by providing the Director or Non-Executive Chair with the number of whole shares of Common Stock determined (i) if the shares are original issue or treasury stock, by dividing the amount of the applicable stock payment by the closing price of the Common Stock on the New York Stock Exchange on the grant date and (ii) if the shares are purchased on the open market, by dividing the amount of the applicable stock payment by the weighted average price paid to purchase shares for the Director or Non-Executive Chair for that stock payment, excluding any related brokerage commissions or other service fees. Any fractional shares shall be paid in cash. The stock payment shall be prorated for any Director or Non-Executive Chair who does not serve the entire calendar year by multiplying the applicable stock payment by a fraction, the numerator of which is the number of actual or expected months (with a partial month counted as a full month) of service on the Board during the calendar year and the denominator of which is twelve.

By written election a Director may reduce his or her annual cash retainers and have that amount instead delivered in the form of additional shares of Common Stock under the LTIP. The annual election shall specify the percentage of the annual cash retainers to be applied toward the purchase of additional shares and must be received by the Company by the last business day of the year prior to the year in which the election is to be effective. No election may be changed or revoked for the current year but an election may be changed for a subsequent year. The additional stock payments will be made on the last business day of March, June, September, and December. The stock payment shall be made by providing the Director with the number of whole shares of Common Stock determined (i) if the shares are original issue or treasury stock, by dividing the amount of the applicable stock payment by the closing price of the Common Stock on the New York Stock Exchange on the grant date or (ii) if the shares are purchased on the open market, by dividing the amount of the applicable stock payment by the weighted average price paid to purchase shares for the Director for that stock payment, excluding any related brokerage commissions or other service fees. No fractional shares shall be purchased and cash in lieu of any fractional shares shall be paid to the Director.

Travel Expense Reimbursement

All Directors will be reimbursed for reasonable travel expenses incurred while serving as a Director, including spouse’s expenses, in connection with attendance at meetings of the Company’s Board of Directors and its committees. If the travel expense is related to the reimbursement of airfare, such reimbursement will not exceed full-coach rate. Spousal travel expenses paid by the Company are treated as taxable income to the Director. See the paragraph below entitled “Code Section 409A” for further rules relating to travel expense reimbursements.

Life Insurance Coverage

All Directors are protected by a non-contributory group life insurance policy with coverage of $100,000. The coverage begins the day the Director is elected to the Board of Directors and terminates when the Director ceases to be a Director. A Summary Plan Description (SPD) will be provided to the Director. The beneficiary of the insurance will be the beneficiary recorded on a beneficiary designation provided by the Company. The group life insurance policy is considered taxable compensation under current tax laws. Consequently, the Company will provide each Director annually on Form 1099 the amount of taxable income related to this coverage.

Code Section 409A

To the extent any reimbursements or in-kind benefits provided to a Director pursuant to this policy constitute “deferred compensation” under Internal Revenue Code Section 409A, any such reimbursement or in-kind benefit shall be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the requirements that the amount of reimbursable expenses or in-kind benefits provided during a year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year and that any reimbursement be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.